Exhibit 3.20

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF

DNA DREAMFIELDS COMPANY, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Agreement”) of DNA Dreamfields Company, LLC (the “Company”), a limited liability company organized pursuant to the provisions of the Act (as defined below), is being executed by Dakota Growers Pasta Company, Inc., a North Dakota corporation and the sole member (“Dakota Growers”), as of June 3, 2010.

RECITALS

WHEREAS, the Company was formed as an Ohio limited liability company on November 7, 2003 by the filing of the Articles of Organization with the Secretary of State in the State of Ohio.

WHEREAS, Dakota Growers and certain other parties previously entered into the Amended and Restated DNA Dreamfields Company, LLC Operating Agreement dated May 1, 2005, which is attached hereto as Exhibit A (the “Previous Agreement”).

WHEREAS, each of B-New, LLC, an Ohio limited liability company (“BNEW”), TechCom Group, LLC, a Florida limited liability company (“TechCom”) and Buhler, Inc., a Minnesota corporation (“Buhler”), previously transferred their respective units of membership interest in the Company to Dakota Growers and withdrew as a Member of the Company.

WHEREAS, subject to Section 12.13, Dakota Growers desires to amend and restate the Previous Agreement to reflect its status as the sole member of the Company and certain other rights and obligations relating to the Company and its ownership thereof.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, Dakota Growers hereby adopts this Amended and Restated Limited Liability Company Operating Agreement:

ARTICLE I

DEFINITIONS

For purposes of this Agreement unless the context clearly indicates otherwise, the following terms shall have the following meanings:

“Act” means the Ohio Limited Liability Company Act (Ohio Rev. Code Ann. § 1705.01 et seq.), as amended from time to time (or the corresponding provisions of succeeding law).

“Additional Member” means any Person admitted to the Company pursuant to Section 3.3 of this Agreement.

“Affiliate” means, with respect to a specified Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person or (iv) any Person who is an officer, director, general partner, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence.

“Agreement” means this Amended and Restated Limited Liability Company Operating Agreement, as originally executed and as further amended, restated, supplemented or otherwise modified from time to time. Words such as “herein”, “hereinafter”, “hereto”, “hereby” and “hereunder”, when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

“Articles of Organization” means the document filed with the Secretary of State of the State of Ohio and through which the Company was formed, and any duly authorized, executed and filed amendments or restatements thereof.

“Board of Managers” means the Board of Managers elected or appointed and serving as set forth in Section 6.3.

“Capital Contribution” means the amount (computed in U.S. Dollars at the time of contribution) of money and fair market value, as agreed to by the contributing Member and the Board of Managers, of property or services, contributed to the Company by a Member, whether as an initial Capital Contribution or as an additional Capital Contribution.

“Cause” means (i) fraud, misappropriation or embezzlement involving any Company property, or other intentional wrongful acts or omissions that may impair the business, property, goodwill or any other asset of the Company or its Affiliates; (ii) commission of a felony involving the business, property, goodwill or any other asset of the Company or its Affiliates; (iii) gross negligence involving the business, property, goodwill or any other asset of the Company; or (iv) in the case of an Officer, continued failure to perform for the Company duties reasonably assigned by the Board of Managers (other than for such failure resulting from death or Disability).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time (or the corresponding provisions of succeeding law).

“Company” is defined in the Preamble.

“Dakota Growers” is defined in the Preamble.

“Disability” shall mean the inability to perform one’s duties for the Company by reason of one’s disability or incapacity, through illness or otherwise, for a period of sixty (60) consecutive days, as reasonably established in the reasonable written opinion of such disabled person’s physician or, if such written opinion is considered unreasonable by the Board of Managers in form or content, by a physician reasonably selected by the Board of Managers.

“Indemnified Party” has the meaning provided in Section 7.3.

“Manager” means each member of the Board of Managers elected or appointed and serving as set forth in Section 6.3.

“Members” means Dakota Growers and any Person who becomes a Member pursuant to the terms of this Agreement and has not ceased to be a Member pursuant to the terms of this Agreement; each of the Members is a “Member.”

“Officers” has the meaning set forth in Section 6.5.

“Percentage Interest” means, with respect to any Member, the quotient, expressed as a percentage, equal to (a) the number of Shares owned by such Member, divided by (b) the Shares Issued.

“Person” means any natural person, partnership, limited partnership, corporation, trust, estate, limited liability company, or other association or entity permitted to be a member of a limited liability company under the laws of the State of Ohio.

“Regulations” means, except where the context indicates otherwise, the permanent, temporary, proposed, or proposed and temporary regulations of the U.S. Department of the Treasury under the Code, as such regulations may be lawfully changed from time to time (including corresponding provisions of succeeding regulations).

“Share” means an ownership interest in the Company representing a fractional part of the entire ownership interest in the Company, which ownership interest shall have the specific rights, powers and duties provided in Article IV.

“Shares Issued” means the aggregate number of Shares issued to or held by the Members, as set forth on Exhibit B hereto, as it may be modified or supplemented from time to time by the Board of Managers.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1    Organization. The Company is a limited liability company initially organized and existing under the Act.

2.2    Name. The name of the Company is DNA Dreamfields Company, LLC. The Members may change the name of the Company at any time and from time to time, as permitted by the Act.

2.3    Purpose. The purpose or purposes for which the Company was formed is to engage in any activity within the purposes for which a limited liability company may be formed under the Act.

2.4    Powers. The Company shall possess and may exercise all the powers and privileges granted by the Act, all other applicable laws and this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion and attainment of the business, purposes or activities of the Company.

2.5    Principal Office. The principal office of the Company shall be One Pasta Avenue, Carrington, ND 58421, or such other location in the United States as may be designated by the Board of Managers from time to time.

2.6    Term. The term of the Company shall be perpetual unless and until the Company is dissolved pursuant to the Act or as set forth herein. The existence of the Company as a separate legal entity shall continue until cancellation in the manner required by the Act.

2.7    Agent for Service of Process. The statutory agent for service of process on the Company in the State of Ohio shall be U-B Corporation, and the address of the registered office of such agent is currently U-B Corporation, 600 Vine Street Suite 2800, Cincinnati, Ohio 45202, Hamilton County. The Board of Managers, in its sole and absolute discretion, may change the agent and appoint successor agents.

ARTICLE III

CAPITAL CONTRIBUTIONS AND MEMBERS

3.1    Members’ Interests. Each unit of membership interest in the Company issued and outstanding immediately prior to the execution hereof is hereby reclassified and designated as a Share.

3.2    Previous Contributions and Ownership of Shares. Each Member has previously made a Capital Contribution to the Company and, effective upon the execution hereof, holds the number of Shares in the Company listed on Exhibit B.

3.3     Additional Members. Upon the approval of the Members, the Board of Managers is hereby authorized to issue additional Shares in the Company directly from the Company, and to admit one or more recipients of such Shares as a Member (“Additional Members”) from time to time, on such terms and conditions and for such Capital Contributions, if any, as the Board of Managers may determine. Each Additional Member shall have such rights, duties and obligations as may be established by the Members in connection with the admission of such Additional Members.

3.4    Other Matters.

(a)    Except as otherwise provided in this Agreement, no Member shall be entitled to demand or receive a redemption of its Capital Contribution or withdraw from the Company without the approval of the Members.

(b)    No Member shall receive any interest, salary, or drawing with respect to its Capital Contribution or for services rendered on behalf of the Company or otherwise in its capacity as such Member, except as otherwise provided in this Agreement or agreed to by the Members.

(c)    No Member as of the date hereof shall be required to make any additional Capital Contributions; provided, that the Members shall have the right to make additional Capital Contributions on a pro rata basis in accordance with each Member’s Percentage Interest in the Company at the time of such request as requested from time to time by the Board of Managers with unanimous approval of the Members.

ARTICLE IV

SHARES

4.1    Voting Rights. A Member shall be entitled to one vote for each Share held by such Member on all matters presented to the Members.

4.2    Dividends. A Member shall be entitled to such dividends or other distributions, if any, as are, in the sole discretion of the Board of Managers, declared and paid on the Shares based on each Member’s Percentage Interest.

ARTICLE V

MEMBERSHIP; MEETINGS

5.1    Membership List. Attached hereto as Exhibit B is a list of the Members of the Company setting forth each Member’s name, address, Capital Contribution, and the number of Shares and Percentage Interest in the Company held by such Member. The Board of Managers shall from time to time cause the membership list on Exhibit B to be revised to reflect any additions to or deletions from the list of Members or changes to any information reflected thereon.

5.2    Limited Liability.

(a)    Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Manager, Officer or Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Manager, Officer or Member of the Company.

(b)    To the extent that at law or in equity, a party shall have duties (including fiduciary duties) and liabilities to the Company or the Members, such duties and liabilities may be restricted by provisions of this Agreement. No Manager, Officer or Member shall be liable to the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Manager, Officer or Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Manager, Officer or Member by this Agreement.

5.3    Management of the Company. The Members shall be entitled only to exercise rights specifically granted to them in this Agreement, the Act or on such other matters as may be submitted to them by the Board of Managers in their sole and absolute discretion. Members shall have no authority, either express or implied, to bind the Company.

5.4    Required Vote or Approval. Unless otherwise specified in this Agreement or required by the Act, the approval by or authorization of any action by or on behalf of the Company that requires a vote, consent or approval of the Members shall require the affirmative vote, consent or approval of the holders of a majority of the Shares issued, cast at a meeting of the Members in accordance with the provisions of this Article V or by written consent of the Members in accordance with the provisions of Section 5.9.

5.5    Meetings. Meetings of the Members, for any purpose described in the meeting notice, may be called by a majority of the Board of Managers and shall be held at the Company’s principal office or such other location in the United States as shall be determined by the Board of Managers.

5.6    Notice of Meeting. Written or telephonic notice stating the place, day and hour of a meeting shall be delivered not less than one (1) business day before the date of the meeting to each Member of record entitled to vote at such meeting. When all the Members of the Company are present at any meeting, or if those not present have been properly notified or otherwise sign in writing a waiver of notice of such meeting, or subsequently ratify all the proceedings thereof, the transactions of such meeting are as valid as if a meeting were formally called and all requisite notice had been given.

5.7    Quorum. Members entitled to cast a majority of the votes attached to all Shares Issued shall constitute a quorum at a meeting of Members. If a quorum cannot be achieved, Members entitled to cast a majority of the votes attached to all Shares Issued represented at such meeting may adjourn the meeting from time to time without further notice.

5.8    Telephonic Meeting. Members of the Company may participate in any meeting of the Members by means of conference telephone or similar communications equipment if all Persons participating in such meeting can hear one another for the entire discussion of the matter(s) to be voted upon. Participation in a meeting pursuant to this Section 5.8 constitute presence in person at such meeting, shall constitute presence in person at such meeting.

5.9    Written Consent. Any action requiring the vote, consent or approval of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by Members holding Shares Issued to which are attached the number of votes required to effect such action. Prompt notice of the taking of action without a meeting of the Members by less than unanimous written consent of the Members shall be given to those Members who have not consented in writing.

ARTICLE VI
MANAGEMENT

6.1    Management. The business and affairs of the Company shall be managed exclusively by the Board of Managers, acting by majority vote of its members, and by such Officers, if any, as may be appointed from time to time by the Board of Managers pursuant to this Article VI. Except where the approval of the Members is expressly required by this Agreement or by the Act, the Board of Managers shall have full and complete authority, power and discretion to direct, manage and control the business, affairs and properties of the Company.

6.2    Powers and Authorities of the Board of Managers.

(a)    Management of the Company shall be vested in the Board of Managers. The day-to-day business and affairs of the Company shall be managed by or under the direction of the Board of Managers. Except as delegated to the Officers or as otherwise provided in this Agreement, all decisions, determinations, actions, approvals or consents relating to the management and control of the conduct of the business of the Company and its affairs or otherwise to be made by the Members herein shall be made by the Board of Managers.

(b)    Notwithstanding the foregoing, the following decisions shall be made with the approval of the Members: (i) any amendment to this Agreement or to the Articles of Organization of the Company; (ii) the entering into of any joint venture or partnership arrangement, or the acquisition or sale of assets, stock or other interests by the Company outside the ordinary course of business; (iii) the issuance of Shares or redemption of the Capital Contribution of any Member; (iv) the admission of additional Members; and (v) the filing of a petition by the Company under any chapter of the United States Bankruptcy Code.

6.3    Board of Managers.

(a)    The Board of Managers shall consist of not less than one nor more than nine Persons. As of the date hereof, Kevin Barbero, Timothy Dodd and Edward Irion shall be the members of the Board of Managers. The Board of Managers shall be elected from time to time by the Members. At all times, a majority of the Managers shall be residents of the United States. A Manager may resign at any time by giving written notice to all the Members. Each Manager shall hold office until a successor shall have been duly elected or appointed and shall have qualified or until such Manager’s death, Disability, resignation or removal in the manner provided in this Agreement. A Manager may be removed by the other Managers or by the Members with or without Cause. Vacancies in the Board of Managers may be filled by the remaining Managers.

(b)    The Board of Managers shall hold regular meetings as it deems appropriate, which meetings shall be held at the Company’s principal office or such other place in the United States as the Board of Managers shall determine. A majority of the Managers, whether present in person or by telephone in the same manner as permitted under Section 5.8, shall constitute a quorum at any meeting to act as the Board of Managers as provided hereunder. Any action requiring the vote, consent or approval of the Board of Managers may be taken (i) at a meeting by an affirmative vote of a majority of the Managers present at such meeting or (ii) without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the Managers. In addition to the general powers given to the Board of Managers by law and by this Agreement, except as expressly limited by the provisions of this Agreement, the Board of Managers shall have the power to engage in all activities and transactions as may be necessary or desirable, in the sole discretion of the Board of Managers, in order to carry out the business of the Company, all on behalf of the Company, including, without limitation, the following:

(i)    to purchase or otherwise acquire, lease as lessee or lessor, invest in, hold, use, encumber, sell, exchange, transfer, and dispose of property of any description or any interest in property of any description;

(ii)    to enter into, amend or terminate contracts;

(iii)    to form or acquire the control of other domestic or foreign limited liability companies;

(iv)    to be a shareholder, partner, member, associate, or participant in other profit or nonprofit enterprises or ventures;

(v)    to conduct the Company’s affairs in Ohio and elsewhere;

(vi)    to borrow money, including from a Member of the Company;

(vii)    to issue, sell and pledge the Company’s notes, bonds, and other evidences of indebtedness;

(viii)    to secure any of the Company’s obligations by mortgage, pledge, or deed of trust of all or any of the Company’s property;

(ix)    to guarantee or secure the obligations of any person;

(x)    to open, maintain and close bank accounts and draw checks or other orders for the payment of money;

(xi)    to make such elections under the Code and Regulations and other relevant tax laws as to the treatment of items of Company income, gain, loss, deduction and credit, and as to all other relevant matters as the Board of Managers deem necessary, and select the method of accounting and bookkeeping procedures to be used by the Company; and

(xii)    to do all things permitted by law and exercise all authority within or incidental to the purposes stated in the Articles of Organization.

6.4    Business Dealings with the Company.

(a)    A Member or any Affiliate thereof may lend money to, borrow money from, act as a surety, guarantor or endorser for, guaranty or assume one or more obligations of, provide collateral for or enter into any other contract, action or transaction with the Company and derive and retain the profits therefrom, if either of the following apply: (i) the material facts as to such Member’s or Affiliate’s relationship or interest and as to the contract, action or transaction are disclosed or are known to the Members or Board of Managers, as appropriate, and such contract, action or transaction is approved by the Members or Board of Managers, as appropriate, or (ii) the contract, action or transaction is fair to the Company as of the time it is authorized or approved by the Members or Board of Managers, as appropriate. The validity of any such transaction or dealing or any payment or profit related thereto or derived therefrom shall not be affected by any relationship between the Company and such Member or any of its Affiliates.

(b)    If and to the extent that any Member is required to or contracts with the Company to provide services to the Company that are (i) principally for the benefit of the Company and (ii) outside the scope of the Member’s obligations under this Agreement or any other agreement executed or delivered in connection herewith, then the Board of Managers shall have the authority to establish reasonable compensation for services rendered to the Company by such Member.

6.5    Officers. The Board of Managers shall appoint from time to time such officers of the Company (the “Officers”) that it deems necessary, if any. The Officers shall not be required to be Members of the Company, and may include a President, one or more Managing Directors, a Treasurer, a Secretary and an Assistant Secretary. Any number of offices may be held by the same person. Such other Officers as may be deemed necessary may be appointed by the Board of Managers and shall have such titles, powers and duties as may reasonably be prescribed by the Board of Managers. A majority of the Officers of the Company will be domiciled or otherwise resident in the United States.

6.6    Term of Office. Each Officer shall hold office until a successor shall have been duly elected or appointed and shall have qualified or until such Officer’s death, Disability, resignation or removal in the manner provided in this Agreement.

6.7    Removal of Officers. Any Officer may be removed with or without Cause by the Board of Managers.

6.8    Vacancies. Any vacancy occurring in the position of any Officer of the Company may be filled by the Board of Managers.

6.9    President. The President shall be the principal operating officer of the Company and, subject to the authority vested in him by the Board of Managers, shall supervise and manage the day-to-day business operations of the Company and perform all duties incident to the office of president, and any other duties as may be specified by the Board of Managers.

6.10    Managing Directors. A Managing Director shall perform such duties as may be specified by the Board of Managers, and shall perform the duties of the President when the President is unavailable or unable to perform such duties.

6.11    Treasurer. The Treasurer shall be the chief financial officer of the Company, and shall be responsible for maintaining all necessary financial records. The Treasurer shall also perform such duties as may be specified by the Board of Managers.

6.12    Secretary and Assistant Secretary. The Secretary shall keep the minutes of all meetings of the Members and Board of Managers, and shall have custody of the minute books and other records pertaining to the organization and business of the Company. The Secretary shall perform such other duties as may be specified by the Board of Managers. The Assistant Secretary shall, in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties as may from time to time be prescribed by the Board of Managers, the President, a Managing Director or the Secretary.

ARTICLE VII

LIMITED LIABILITY

7.1    Limitation of Liability. To the fullest extent permitted under the Act or any other applicable law as currently or hereafter in effect, neither the Officers, Managers or Members, nor any Affiliate of any Officer, Manager or Member, shall be personally liable, responsible or accountable in damages or otherwise to the Company or any Member for or with respect to any action taken or failure to act on behalf of the Company within the scope of authority conferred on such Officer, Manager or Member by this Agreement or by law. In addition to, and not by way of limitation of, the preceding sentence, no Officer, Manager or Member shall be liable to the Company or any Member for monetary damages for breach of fiduciary duty as an Officer, Manager or Member, unless it is proved, by clear and convincing evidence, that such Officer, Manager or Member has not acted in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the Company, or with the care than an ordinarily prudent person in a similar position would use under similar circumstances. Any repeal or modification of this Section 7.1 shall not adversely affect any right or protection of an Officer, Manager or Member existing prior to such repeal or modification.

7.2    Relying on Information. Any Officer, Manager or Member shall be fully protected and justified with respect to any action or omission taken or suffered by him in good faith if such action or omission was taken or suffered in reliance upon and in accordance with the opinion or advice of legal counsel, public accountants, or other Persons as to matters that the Officer, Manager or Member reasonably believes are within the Person’s professional or expert competence.

7.3    Indemnification. The Company shall indemnify each Manager, Officer and Member, and each of their respective Affiliates, who was or is a party, or who is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (each an “Indemnified Party”), against losses and expenses actually and reasonably incurred by such Indemnified Party because such Indemnified Party is or was a Manager, Officer, Member or other employee or agent of the Company, such expenses including, but not limited to, any attorney’s fees, judgments, fines and amounts paid in settlement, so long as such Officer, Manager or Member acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, so long as such Officer, Manager or Member had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, no indemnification shall be payable hereunder to any Indemnified Party in respect of any action in which such Indemnified Party is a plaintiff, other than an action for indemnification under this Section 7.3. Such indemnification shall be made only to the extent of the assets of the Company, and the rights to indemnification conferred in this Section 7.3 shall be only against the Company as an entity and no Member shall, by reason of being a Member, be liable for the Company’s obligations under this Section 7.3. Expenses (including attorneys’ fees) incurred by a Manager, Officer or Member in defending any action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Manager, Officer or Member to repay such amount if it shall ultimately be determined that he, she or it is not entitled to be indemnified by the Company pursuant to this Section 7.3. Any repeal or modification of this Section 7.3 shall not adversely affect any right or protection of an Officer, Manager or Member existing prior to such repeal or modification.

ARTICLE VIII

BOOKS AND RECORDS

8.1    Records to be Maintained.

(a)    The Company shall maintain at its principal office, or such other location in the United States as shall be determined by the Board of Managers from time to time, separate books and records for the Company as directed by the Board of Managers, including, without limitation, the following:

(i)    A current list of the full names, in alphabetical order, and last known business or residence address of each Member;

(ii)    A copy of the Articles of Organization, all amendments to the Articles of Organization, and executed copies of any powers of attorney pursuant to which the Articles of Organization or the amendments have been executed;

(iii)    A copy of any written operating agreement, including this Agreement, all amendments to any such operating agreement, and executed copies of any written powers of attorney pursuant to which any operating agreement and any amendments have been executed;

(iv)    Copies of any federal, state, and local income tax returns and reports of the company for the three most recent years;

(v)    Copies of any financial statements of the Company for the three most recent years;

(vi)    Unless contained in a written operating agreement, a writing setting forth all of the following:

(A)    The amount of cash, and a description and statement of the agreed value of any other property or services, that each Member has contributed and has agreed to contribute in the future;

(B)    Each time at which and each event on the occurrence of which any additional contribution agreed to be made by each Member is to be made;

(C)    Any right of the Company to make to a Member, or of a Member to receive, any distribution that includes a return of all or any part of his Capital Contribution;

(D)    Each event upon the occurrence of which the Company is to be dissolved and its affairs wound up.

8.2    Bank Accounts. Funds of the Company shall be deposited in such accounts in banks or other financial institutions as may be established from time to time by any Manager. The operation of such accounts shall be administered by the Officers or by individuals that are authorized by any one of the Officers pursuant to a specific written delegation.

8.3    Reports. The Board of Managers or any Person designated by it shall be responsible for the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s auditors.

8.4    Tax Status. The Company’s separate identity shall be disregarded for United States federal tax purposes pursuant to the Regulations issued under Section 7701 of the Code and any comparable or analogous provisions under state and local tax laws. No Member shall file any federal, state or local tax return, election or document that is inconsistent with the foregoing other than as directed by a majority of the Board of Managers.

ARTICLE IX

WAIVER OF PARTITION

9.1    Waiver of Partition. No Member shall, either directly or indirectly, take any action to require partition, file a bill for Company accounting or appraisement of the Company or of any of its assets or properties or cause the sale of any Company property and, notwithstanding any provisions of applicable law to the contrary, each Member hereby irrevocably waives any and all rights it may have to maintain any action for partition or to compel any sale with respect to its Company interest, or with respect to any assets or properties of the Company, except as expressly provided in this Agreement.

ARTICLE X

DISSOLUTION AND WINDING UP

10.1    Dissolution; Liquidating Events. The Company shall be dissolved and its affairs wound up upon the first to occur of the following events:

(a)    the unanimous written agreement of all Members to dissolve the Company; or

(b)    the entry of a decree of judicial dissolution under the Act.

10.2    Winding Up. If the Company is dissolved, the Board of Managers shall wind up the affairs of the Company.

10.3    Effect of Dissolution. Upon dissolution, the Board of Managers may continue the business of the Company in order to maximize its value as a going concern for eventual sale, collect the assets of the Company and gradually settle or close the business or do any other act necessary to wind up and liquidate the business and affairs of the Company. Upon dissolution, the Company shall deliver to the Secretary of State of the State of Ohio a certificate of dissolution, which shall include the name of the Company and the effective date of the Company’s dissolution, for filing.

10.4    Distribution of Assets. Upon the winding up of the Company, the Board of Managers shall pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional, or unmatured claims and obligations that are known to the Company and all claims and obligations that are known to the Company but with respect to which the claimant or obligee is unknown. If there are sufficient assets, the claims and obligations shall be paid in full or any provision to pay them shall be made in full. If there are insufficient assets, the claims and obligations shall be paid or provided for according to their priority, and claims and obligations of equal priority shall be paid ratably to the extent of the assets available for their payment. Any remaining assets shall be distributed as follows:

(a)    such remaining assets shall first be applied to satisfy the claims of creditors, including Members in their capacities as creditors, in the order of priority as provided by law; and

(b)    any remaining assets shall be divided among the Members based on the Member’s Percentage Interest. Such distributions shall be in cash or property (which need not be distributed proportionately) or partly in both, as determined by the Board of Managers, provided, however, that, to the extent practicable, distributions in kind shall be made proportionately.

ARTICLE XI

AMENDMENT

11.1    Agreement May Be Modified. This Agreement may not be modified, amended or changed in any respect without the unanimous consent of the Members.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1    Entire Agreement. This Agreement represents the entire agreement among the Members and between the Members and the Company.

12.2    Loans by Members. Loans by Members to the Company shall be made voluntarily and only upon such terms and conditions as the Members may determine.

12.3    No Partnership Intended. The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under any partnership or limited partnership act. The Members do not intend to be partners one to another or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

12.4    Rights of Creditors and Third Parties under Agreement. This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company and its Members. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between this Company and any Member with respect to any Capital Contribution or otherwise.

12.5    Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and delivered personally or by certified mail (return receipt requested), or by telephone or facsimile if such telephone conversation or facsimile is followed by a hard copy of the telephone conversation or facsimiled communication sent by certified mail, addressed as reflected on Exhibit B hereto or to such other address as such Person may from time to time specify by notice to the Members. Any such notice shall be deemed to be delivered, given and received as of the date so delivered.

12.6    Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective permitted transferees.

12.7    Headings. Section and other headings contained in this Agreement are for convenience only and shall not be deemed to characterize, describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

12.8    Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

12.9    Incorporation by Reference. Exhibits A and B attached to this Agreement and referred to herein, as they may be modified or supplemented from time to time, are incorporated in this Agreement by reference and made a part hereof as if fully set forth herein.

12.10    Further Action. Each Member agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

12.11    Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

12.12    Governing Law. The laws of the State of Ohio (without reference to its choice of laws principles) shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Members.

12.13    Previous Agreement. Except as described in this Section 12.13, this Agreement amends and restates the Previous Agreement in its entirety. Notwithstanding the preceding sentence or anything else to the contrary contained in this Agreement, in no event shall any provision of this Agreement or the adoption hereof modify, terminate, supersede, invalidate or otherwise affect or amend any provisions of the Previous Agreement to the extent such provisions operate to entitle the Company to the respective capital contributions of BNEW, TechCom or Buhler, including without limitation the Company’s: (i) ownership of all rights, title and interest in and to processing technology specifically developed and applied for Dreamfields pasta as referenced in Section 2(a)(iii) of the Previous Agreement, (ii) ownership of all rights, title and interest in and to the Brand as referenced in Section 2(a)(iv) of the Previous Agreement, and (iii) all rights in the Technology pursuant to the license referenced in Section 2(a)(v) and Section 6(E)(iii) of the Previous Agreement, and all such provisions shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

DAKOTA GROWERS PASTA COMPANY, INC.

By:	/s/ Timothy J. Dodd
Name:	Timothy J. Dodd
Title:	President and Chief Executive Officer

By:	/s/ Edward O. Irion
Name:	Edward O. Irion
Title:	Chief Financial Officer

Signature page to Amended and Restated Limited Liability Company
Operating Agreement of DNA Dreamfields Company, LLC

EXHIBIT A

Amended and Restated DNA Dreamfields Company, LLC Operating Agreement
dated May 1, 2005

See attached.

AMENDED AND RESTATED
DNA DREAMFIELDS COMPANY, LLC
OPERATING AGREEMENT

THIS AMENDED AND RESTATED OPERATING AGREEMENT (the “Agreement”) is entered into effective as of May 1, 2005, between and among B-New, LLC, an Ohio limited liability company (“BNEW”), TechCom Group, LLC, a Florida limited liability company (“TechCom”), Buhler, Inc., a Minnesota corporation (“Buhler”), and Dakota Growers Pasta Company, Inc., a North Dakota corporation (“Dakota”) (BNEW, TechCom, Buhler and Dakota may be referred to herein as a “Member” and collectively as the “Members”).

RECITALS :

WHEREAS, the Members are all of the members of DNA Dreamfields Company, LLC, an Ohio limited liability company (the “Company”), as of the date hereof; and

WHEREAS, the Members have previously entered into a DNA, LLC Operating Agreement, dated October 31, 2003, and have also entered into amendments to such Operating Agreement adopted on February 9, 2004, October 25, 2004 and November 6, 2004, with the original Operating Agreement dated October 31, 2003 as amended by the three amendments constituting the current LLC Operating Agreement of the Company (collectively, the “Old Agreement”)

WHEREAS, the Members desire to amend certain rights and obligations relating to the Company and their ownership thereof and, to the extent not modified by the provisions of this Agreement, to restate the rights and obligations contained in the Old Agreement;

WHEREAS, to reflect such amendments and the restatement of those provisions of the Old Agreement which are intended to continue in full force and effect, the Members desire to adopt this Agreement to replace the Old Agreement, with the intention that this Agreement shall constitute the sole agreement of the Members with respect to the internal operation and affairs of the Company;

WHEREAS, the Old Agreement is hereby terminated and replaced in its entirety with this Agreement;

WHEREAS, as part of the amendments to the Old Agreement to be reflected in this Agreement, the Members desire to appoint Dakota to manage the business and affairs of the Company (in such role identified as the “Managing Member”) with the rights and powers set forth throughout this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.    Purpose. The Company has been formed to license the Technology (as hereinafter defined), and in connection therewith to develop, manufacture in North America, and sell globally low digestible carbohydrate pasta, rice and potatoes under the Dreamfields name (the “Brand”), and to otherwise exploit and ultimately sell the Brand.

2.     Capital Contributions.

(A)     Previous Contributions and Ownership of Units

(i)    Each Member has contributed cash or other assets to the capital of the Company and effective as of the date hereof holds the number of membership units (“Units”) in the Company listed on Exhibit A.

(ii)     Buhler shall contribute, when and as needed, additional funds up to $128,683 for: development of science performed internally or externally; and credential/claims development performed internally or externally. Such contributions shall be made by the payment by Buhler to the Company of applicable invoices submitted by vendors of the Company and applicable internal costs incurred by Buhler and accounted for by Buhler to the Managing Member. The aforementioned additional funds are the remaining part of the additional capital contribution by Buhler in the aggregate amount of $1,105,495 as agreed in the Old Agreement, and the $128,683 specified above reflects Buhler’s contributions made and services performed for months ending before April 1, 2005.

(iii)     Buhler previously assigned and conveyed all of its rights, title and interest in and to processing technology specifically developed and applied for Dreamfields pasta to the Company as a capital contribution.

(iv)     BNEW previously assigned and conveyed all of its rights, title and interest in and to the Brand to the Company as a capital contribution.

(v)     TechCom previously granted the license to the Technology to the Company, as more particularly described in Section 6(E)(iii), as a capital contribution.

(vi)    The historic capital contributions of the various Members and the capital accounts of such Members, adjusted for the transfers of Units, are reflected in the Ownership of Units stated on Exhibit A and shall be determined in the accordance with the books and records of the Company.

(B)    Additional Contributions. If at any time the Company’s Members, by a “Super Majority” (as defined below in Section 6(A)(vii)) vote, shall decide, in good faith and in the best interests of the Company, that additional equity contributions beyond that described in section (A) above are required to further the purposes of the Company, then each Member shall be given at least 30 days to contribute a portion of the amount of additional capital required pursuant to a subscription for additional Units. The purchase price per Unit shall be determined by a Super Majority vote. The number of Units to which each Member shall be entitled to subscribe shall be equal to a fraction of the total number of Units to be offered, the numerator of which shall equal the then number of Units held by the Member, and the denominator of which shall equal the then aggregate number of Units then held by all Members.

(C)     Capital Call Deficiencies.     In the event a Member fails to subscribe for the full number of Units to which he is entitled under the provisions of subsection (B) above within 30 days after written notice (a “Capital Call Notice”), any other Member or Members who are willing and able to make such contribution may do so in proportion to the then respective number of Units held by them, or in such other proportion as they may otherwise agree.

(D)     Loans by Members . If, by a Super Majority vote, the Members agree that the Company requires additional funds, any Member or Affiliate thereof may, but shall not be obligated to, advance such funds. Interest and similar charges or fees for loans or other advancements made by a Member or Affiliate thereof may equal but not exceed the amount which would be charged by unrelated lending institutions on comparable loans for the same purpose in Cincinnati, Ohio, as determined in good faith by the unanimous vote of the Company’s Members. As used herein, “Affiliate” means any person or entity who, directly or indirectly, controls, is controlled by or is under common control with, the specified person. The Members agree that except as expressly set forth herein, no Member shall be obligated to make any capital contribution or loan to the Company after the date hereof.

3.     Allocations; Distributions.

(A)    Section 704 Capital Accounts . Throughout the term of the Company, a Section 704 Capital Account shall be maintained for each Member. Such Section 704 Capital Account shall be determined and maintained at all times in strict accordance with all of the provisions of Treasury Regulations § 1.704-1(b)(2)(iv), as amended from time to time. In connection with maintenance of such Section 704 Capital Accounts, the Company shall maintain a set of books and records (the “Section 704 Books”) in accordance with the accounting principles embodied in Regulation §1.704-1(b)(2)(iv), as amended from time to time.

(B)     Tax Basis Capital Accounts . In addition to the Section 704 Capital Accounts, the Company shall maintain a “Tax Basis Capital Account” for each Member to reflect such Member’s interest in the Company determined with respect to the adjusted basis for tax purposes of Company assets, and in connection therewith shall maintain a set of books and records (the “Tax Basis Books”) in accordance with principles of federal income tax accounting.

(C)     Additional Capital Accounts . In addition to the Section 704 Capital Accounts and the Tax Basis Capital Accounts, the Company shall maintain additional capital accounts for each Member and such books and records as the Managing Member deems appropriate.

(D)     Asset Revaluation. Upon a change in the interest of a Member in the Company, the assets of the Company may, upon the approval of the Company’s Managing Member, be revalued on the books of the Company to reflect the fair market value of such assets at the time of the occurrence of such event, and the Section 704 Capital Accounts of the Members shall be adjusted in the manner provided in Treasury Regulations § 1.704-1(b)(2)(iv)(f) and (g).

(E)     Allocations.

(i)     After giving effect to the special allocation provisions hereof, and except as set forth in subsection (ii) below, profits and losses shall be allocated among the Members in proportion to their respective Units.

(ii)    Notwithstanding anything contained herein, any gain on sale of the Brand shall be allocated as necessary so that after reducing the Members’ respective Section 704 capital accounts by any distribution made or to be made pursuant to Section 3(F)(ii), and after then allocating such gain, the Members’ respective Section 704 capital account balances are in proportion to their respective Units.

(iii)     The following special allocations shall be made in the following order:

(a)     Minimum Gain Chargeback. If there is a net decrease in minimum gain, as such term is used in Regulation §1.704-2(d), for a Company taxable year, then the Members shall be allocated items of income and gain in accordance with Regulation §1.704-2(f). This subsection (a) is intended to comply with the minimum gain chargeback requirement in such section of the Regulations and shall be interpreted consistently therewith.

(b)     Member Loan Minimum Gain Chargeback. If there is a net decrease in minimum gain attributable to nonrecourse liability, as set forth in Regulation Section 1.704-2(i), for a taxable year, then any Member with a share of such minimum gain shall be allocated items of Company income and gain in accordance with such Regulation.

(c)     Qualified Income Offset. If a Member unexpectedly receives any adjustment, allocation, or distribution, described in Regulation §1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible.

(d)     Nonrecourse Deductions. Nonrecourse deductions, as such term is used in Regulation §1.704-2(c), for any fiscal year or other period shall be specially allocated among the Members in proportion to their respective Units.

(e)     Member Nonrecourse Deduction. Any deduction attributable to nonrecourse deductions, as such term is defined in Regulation §1.704-2(i)(2), for any fiscal year or other period shall be specially allocated to the Member who bears the risk of loss with respect to the liability to which such nonrecourse deductions are attributable in accordance with Regulation §1.704-2(i)(1).

(f)     Curative Allocations. The allocations set forth herein (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulation §1.704-1(b). Notwithstanding any other provision of this Section, the Regulatory Allocations shall be taken into account in allocating other Profits, Losses and items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other Profits, Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such partner if the Regulatory Allocations had not been taken into account.

(g)     With respect to property of the Company that is in the Company’s Section 704 Books at a value that differs from the value of such property as reflected in the Company’s Tax Basis Books, allocations of income, gain, loss and deduction with respect to such property shall be shared among the Members in a manner that takes into account the variations between the Tax Basis Book value of such property and the Section 704 Book value of such property in the same manner as variations between the adjusted tax basis and fair market value of property contributed to a partnership are taken into account in determining a partner’s share of tax items under Code Section 704(c).

(F)     Distributions.

(i)     Distributable Cash Flow from operations shall be: (a) allocated among and distributed to the Members in proportion to their respective Units; (b) calculated at least annually as of the end of each year (and on any more frequent basis determined by the Company’s Managing Member); and (c) distributed to the Members not later than 90 days after the end of each year.

(ii)     Distributable Cash Flow from the sale of the Brand shall be: (a) allocated as follows: 26.61% to BNEW; 13.30% to TechCom; 39.63% to Dakota; and 20.46% to Buhler; (b) distributed to the Members not later than 30 days after the receipt of the price therefore, provided that if the price is anything other than cash, the Company may delay distribution until such time as the price is converted into cash.

(iii)     As used herein, the term “Distributable Cash Flow” means cash revenues without deduction for depreciation, but after deducting cash funds used to pay all other expenses, debt payments, obligations, capital improvements and replacements and after deducting additional cash funds in such amounts that the Company’s Managing Member determines are appropriate to retain as a reserve for contingencies.

(G)     754 Election. The Company may elect, pursuant to Internal Revenue Code Section 754, to adjust the basis of the Company property when a Member sells his interest in the Company. If this election is made, then to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Internal Revenue Code Sections 734(b) or 743(b) is required, such adjustment to the Section 704 Capital Accounts shall be treated as an item of gain or loss, as the case may be, and such gain or loss shall be specially allocated to the Members in a manner consistent with Treasury Regulations §1.704-1(b)(2)(iv)(m).

(H)     Liquidating Distribution. The proceeds of any liquidation sale upon the dissolution of the Company shall be applied and distributed within 90 days after the closing of any such sale in the following order of priority: (i) First, to creditors other than the Members; (ii) Second, to the Members other than for capital; (iii) Third, to the Members in accordance with the positive balance in the Section 704 Capital Accounts of each Member as such Section 704 Capital Account is determined after making all adjustments thereto for the taxable year of the Company during which the liquidation occurred, as are required by Regulation §1.704-1(b), such adjustments to be made within the time specified in the Regulations.

4.     Transfers.

(A)     Right of First Refusal. No Member shall sell, assign or transfer his Units to any person, unless the Member desiring to make the transfer (hereinafter referred to as the “Transferor”) shall have first made the offer to sell hereinafter described and such offer shall not have been accepted.

(i)     The Transferor must first notify the Company in writing, which notice (the “Notice”) shall consist of a statement of the intention to transfer, the name and address of the prospective purchaser, the number of Units involved in the proposed transfer, and the terms of the transfer.

(ii)     Within 30 days after receipt of the Notice, the Company may, at its option, and acting as determined by the unanimous vote of the other Members, purchase all, but not less than all, of the Units proposed to be transferred. The Company shall exercise the election to purchase by giving written notice thereof to the Transferor; failure to provide such notice within the required time period shall constitute an election not to purchase. In any event, the election notice shall specify the date for a closing of the purchase which shall not be more than 30 days after the date of the election notice.

(iii)     The purchase price which shall be paid to the Transferor by the Company shall equal the price set forth in, and shall otherwise be on the terms contained in, the Notice.

(iv)     If the Company does not elect to purchase all of the Units proposed to be transferred, Transferor may make a bona fide transfer to the prospective purchaser named in the Notice, subject to subsection (B) below and provided such sale is made in strict accordance with the terms therein stated. However, if the Transferor shall fail to consummate such transfer within 45 days following the expiration of the time herein provided for election, such Units shall again become subject to all restrictions of this Agreement.

(B)     Consent of Members . Notwithstanding anything contained herein, no Member shall sell, transfer, convey, assign, pledge or in any way encumber his Units in the Company, or any part thereof or interest therein, without the unanimous written consent of all other Members. If such consent is obtained, the transferee will be admitted as a Member only if and when the following conditions are met:

(i)     The transferee must execute, and agree to hold such Units subject to this Agreement; and

(ii)    The sale or transfer must comply with an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities statutes and, if requested by the Company, the transferor or transferee shall furnish the Company with an opinion of legal counsel to such effect.

5.     Termination.

(A)     Dissolution. The Company shall be dissolved upon the Termination of any Member, unless a majority -in -interest of the other Members consent to continue the business of the Company within 30 days after the date of Termination.

(B)     Definitions.

(i)     As used herein, “Termination” means: (a) a Bankruptcy Event; (b) a Member who is an individual dies or is adjudicated an incompetent; (c) a trust that is a Member terminates; (d) a corporation, limited liability company or partnership that is a Member dissolves; or (e) if an estate is a Member, the distribution of the estate’s membership interest.

(ii)    As used herein, “Bankruptcy Event” means a Member that does any of the following: (a) makes an assignment for the benefit of creditors; (b) files a voluntary petition in bankruptcy; (c) is adjudicated a bankrupt or insolvent; (d) files a petition or answer in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief proceeding under any law or rule that seeks for itself any of those types of relief; (e) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him or her in any proceeding seeking the relief described in clause (d) of this subsection (ii); (f) a period of 120 days has elapsed after the commencement against the Member of any proceedings seeking the relief described in clause (d) of this subsection (ii), and the proceeding has not been dismissed; (g) a period of 90 days has elapsed after the appointment of a trustee, receiver, or liquidator for the Member or for all or any substantial part of his or her properties without the Member’s consent to acquiescence, and the appointment has not been vacated or stayed; or (h) a period of 90 days has elapsed after the expiration of that stay, and the appointment has not been vacated.

(C)     Withdrawal. Except as expressly permitted herein, no Member shall withdraw or retire or in any way be entitled to a return of any part of its capital account without the unanimous consent of the Members.

6.     Management Matters.

(A)     Member Meetings.

(i)     Place . All meetings of the Members shall be held either at the principal office of the Company or at any other place within the United States, designated by the Managing Member.

(ii)     Annual and Periodic Meetings. An annual meeting of the Members shall be held at 9:00 AM on the first Tuesday in May of each year if not a legal holiday, and if a legal holiday, then at the same time on the next succeeding day not a legal holiday. In the event that such annual meeting is omitted by oversight or otherwise on the date herein provided for, the Managing Member shall cause a meeting in lieu thereof to be held as soon thereafter as is convenient, and any business transacted or elections held at such meeting shall be as valid as if transacted or held at the annual meeting. Periodic meetings may be held from time to time at the discretion of the Managing Member, who shall provide notice of any such periodic meetings pursuant to subpart (iv) below.

(iii)    Special Meetings. Special meetings of the Members may be called by the Managing Member or by any two Members acting jointly. Calls for special meetings shall specify the time, place and object or objects thereof, and no business other than that specified in the call therefor shall be considered at any such meetings.

(iv)     Notice of Meetings. A written or printed notice of the annual, periodic or any special meeting of the Members, stating the time and place, and in case of special meetings, the objects thereof, shall be given to each Member entitled to vote at such meeting appearing on the books of the Company, by mailing same to his address as the same appears on the records of the Company, not less than 7 days or more than 60 days before the date of the meeting; provided, however, that no failure or irregularity of notice of any annual meeting shall invalidate the same or any proceeding thereat. All notices with respect to any Units to which persons are jointly entitled may be given to that one of such persons who is named first upon the books of the Company and notice so given shall be sufficient notice to all the holders of such shares.

(v)     Quorum. A majority in number of the Units authorized, issued and outstanding, represented by the holders of record thereof, in person or by proxy, shall be requisite to constitute a quorum at any meeting of Members.

(vi)     Proxies. Any Member entitled to vote at a meeting of Members may be represented and vote thereat by proxy appointed by an instrument in writing, subscribed by the Member, or by his duly authorized attorney, and submitted to the Managing Member at or before such meeting.

(vii)     Voting . On any matter requiring the unanimous consent or agreement of the Members, each Member shall have one (1) vote. On any matter requiring the consent of a majority in interest of the Members, each Member shall have one vote per Unit and consent shall have been obtained if: (a) at a meeting of the Members, upon due notice as required hereunder, at which a quorum is present, Members holding at least 51% of the total votes present, in person and by proxy, vote in favor; or (b) Members holding at least 51% of the outstanding Units consent in writing. For purposes of this Agreement, a “Super Majority” shall have voted for or consented to any matter if (a) at a meeting of the Members, upon due notice as required hereunder, at which a quorum is present, Members holding at least 75% of the total votes present, in person and by proxy, vote in favor; or (b) holders of at least 75% of the outstanding Units consent in writing.

(B)     Managing Member . As indicated above, Dakota shall serve as the Managing Member of the Company. The Managing Member shall make all decisions with respect to the Company, its business, assets and operations that are not expressly reserved or delegated to the unanimous or Super Majority vote of the Members of the Company pursuant to the terms and conditions of this Agreement. Dakota shall continue to serve as the Managing Member until an amendment to this Agreement is unanimously adopted by the Members appointing another Member to serve as the “Managing Member” hereunder.

(C)     Transactions Requiring Unanimous Consent. Notwithstanding anything contained herein to the contrary, the unanimous consent of the Members shall be required to: (a) sell all or substantially all assets of the Company, and/or sell the Brand; (b) consummate any merger, reorganization or consolidation involving the Company where the Company is not the surviving entity; or (c) admit any new Member or issue Units to any party other than a then current Member.

(D)     Transactions Requiring Super Majority Vote. Notwithstanding anything contained herein to the contrary, the following matters shall be approved or consented to by the Members only upon a Super Majority vote: (a) grant or sell licensing, manufacturing or distribution rights to Brand rice or potato products if such rights are granted to a Member or Affiliate; (b) pay any fee or remuneration to, or enter into, amend or change any business contract or arrangement with, any Member or Affiliate thereof; or (c) appoint any officer or pay any salary, wage, fee or other remuneration to any officer; or (d) purchase any material asset for or on behalf of the Company outside the ordinary course of business; or (e) incur any material liability, obligation or expense for or on behalf of the Company outside the ordinary course of business.

(E)     Transactions With Members .

(i)     The Company is hereby authorized to engage TechCom to manage the implementation of the licensed Technology and to provide additional management services within the areas of metabolic science, clinical research, IP development and credential development, and in consideration therefore to pay TechCom for services rendered and for expenses incurred in performing such services, upon the Company’s receipt of appropriate and timely invoices for such services from TechCom, supported by such supplemental documentation as may be satisfactory to the Managing Member. TechCom shall provide such services as an independent contractor, and payments of the management fee to TechCom shall constitute payments for services rendered and shall thus be accounted for as an expense of the Company and be paid prior to any distribution of Distributable Cash Flow hereunder.

(ii)     Subject to the terms hereof, and except for expenses incurred by TechCom in performing its management services under subsection (i) above for which TechCom shall be responsible, the Members further authorize the Company to reimburse a Member for any reasonable, actual, out-of-pocket expenses incurred by the Member in performing its responsibilities hereunder or in connection with business of the Company, within 30 days after approval of payment by the Managing Member, and all unreimbursed expenses shall be paid prior to distribution of Distributable Cash Flow.

(iii)     Subject to the terms and conditions of this Agreement, TechCom previously granted a license to the Company with respect to the Technology. TechCom confirms and agrees that it hereby grants to the Company an unconditional, irrevocable, royalty- free, perpetual, exclusive, world wide license to use TechCom’s patent pending technology to market and manufacture pasta, rice and potatoes only (the “Technology”), including all improvements to the Technology hereafter developed by TechCom, and TechCom shall promptly disclose to the Company in writing any improvements to the Technology hereafter made by TechCom. The Company may, at its expense, make such improvements to the Technology as it deems appropriate subject to the prior consent of TechCom, and the license granted hereunder shall cover such improvements, provided the Company shall promptly disclose to TechCom in writing any improvements to the Technology made by the Company, and TechCom shall be free, at no cost to TechCom, to use such improvements with respect to other food products. TechCom hereby warrants to the Company that to the best of TechCom’s knowledge, the Company’s use of the Technology as contemplated hereby do not infringe the intellectual property rights of any third party. The Company and TechCom shall, at the request of either the Company or TechCom, enter into a license agreement confirming the terms of such license which shall contain normal and customary terms not inconsistent with the terms hereof and which shall provide as follows:

(1)     If the Company desires to use the Technology in any market outside of the United States of America and TechCom has not yet filed patent applications in such market, then the Company agrees to pay all expenses and fees required during the period the Company uses the Technology in such market pursuant to such license for the preparation, filing, prosecution, maintenance, annuities related to any patent application filed by TechCom, such costs to be paid by the Company within 30 days of delivery of an invoice and reasonable supporting documentation;

(2)     If the Company or TechCom becomes aware of any infringement or alleged infringement of any patent rights covering the Technology, such party shall immediately notify the other party in writing of the name and address of the alleged infringer, the alleged acts of infringement and any available evidence of infringement, and the parties shall work jointly in good faith to use their reasonable best efforts to prevent infringement and defend the patents, provided all legal fees to do so shall be paid for by the Company, and any litigation shall be directed by and legal counsel shall be engaged by TechCom, all with consultation by the Company;

(3)     As between the Company and TechCom, the Company shall be solely responsible for all product liability claims and damages arising from the manufacture, sale or use of any Brand products , and shall obtain reasonable and appropriate insurance therefore; and

(4)     Except for manufacturing and/or distribution contracts for Brand products or a sale by the Company of all or substantially all of its assets or any other liquidation, the Company shall not assign or sublicense such license rights without the prior written consent of TechCom.

(iv)     The Company has granted exclusive manufacturing rights for Brand pasta products to Dakota pursuant to the terms of the Manufacturing Agreement dated December 26, 2003. The Company has authorized Dakota to distribute the Brand products pursuant to the Services Agreement dated December 26, 2003. The Company shall be authorized (but not obligated) to grant exclusive manufacturing rights for Brand rice and/or potatoes to Dakota, subject to Dakota’s capability to manufacture such products and subject to approval by the Super Majority vote of the Members.

(F)     Certain Market Transactions. The Members acknowledge that TechCom desires the Company to market and sell products the same or substantially the same as the Brand products except under a different brand name and different price, in connection with humanitarian or charitable causes related to public health projects, institutional markets (e.g., school lunch, feeding programs) and governmental markets. The Members agree to consider such ventures in good faith and to work cooperatively with TechCom to consummate such ventures.

7.    Additional Interests . Any membership interest in the Company issued to any Member after the date hereof (including any additional subscription or contribution or any purchase of an already outstanding interest) shall automatically become subject to the terms and restrictions hereof without the requirement of further action. The term “Units” as used herein shall include any such additional interest.

8.     Legend. Each certificate, if any, for any interest in the Company now held or hereafter issued by the Company shall, in addition to any other legend required by applicable law, be endorsed with a legend indicating that the transfer of such Unit is subject to the restrictions contained herein.

9.     Financial Reporting.

(A)     The Company shall maintain and provide to each Member upon request, the financial statements listed in clauses (i) and (ii) below, prepared, in each case in accordance with then-current Generally Accepted Accounting Principles (other than Capital Contributions, Profits and Losses and other allocations, distributions and other adjustments with respect to Member’s Capital Accounts, which shall construed, determined and reported to Members in accordance with this Agreement.)

(i)     As soon as practicable following the end of each Company fiscal year (and in any event not later than ninety (90) days after the end of such fiscal year), a balance sheet of the Company as of the end of such fiscal year and the related statements of operations, Members’ Capital Accounts and changes therein, and cash flows for such fiscal year, together with appropriate notes to such financial statements, all of which shall be audited and certified by the Company’s accountants, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding fiscal year.

(ii)     As soon as reasonably practicable following the end of each of the first three fiscal quarters of each fiscal year and following the end of each of the first eleven (11) fiscal months of each fiscal year (and in any event not later than thirty (30) days after the end of such fiscal quarter or fiscal month, as the case may be), an unaudited balance sheet of the Company as of the end of such fiscal quarter or fiscal month, as the case may be, and the related unaudited statements of operations and cash flows for such fiscal quarter or fiscal month, as the case may be, and for the fiscal year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior fiscal year’s fiscal quarter or fiscal month, as the case may be, and the fiscal quarter or fiscal month, as the case may be, just completed.

(B)     Within 90 days after the end of the Company’s fiscal year, the Company shall furnish each Member with all information necessary for the preparation of such portion of their federal income tax return as it relates to the Company.

10.     Records. The Members and their designated representatives shall be permitted access to Company records at all reasonable times on reasonable prior notice for the purpose of evaluating or protecting their investment in the Company or to obtain information necessary to comply with legal obligations.

11.     Tax Matters Partner. The Managing Member, or such person designated by the Managing Member from time to time, shall be the “Tax Matters Partner” as defined in Code §6231(a)(7). The Tax Matters Partner shall, at the Company’s expense, exercise due diligence on behalf of the Company in responding to and resisting any Internal Revenue Service attempts to adjust Company items of income, gain, loss, deduction or credit. The specific actions to be taken by the Tax Matters Partner, including commencement of litigation, shall be determined by it in its sole discretion. At the Company’s expense, the Tax Matters Partner may retain such counsel and other advisors as it deems necessary in order to promptly respond to or pursue any Internal Revenue Service inquiry, statement, or other administrative or judicial proceeding.

12.     Dissolution of the Company.

(A)     Dissolution. The Company shall terminate and be dissolved upon the first to occur of the following: (i) December 31, 2050; (ii) the sale or disposition of all or substantially all assets of the Company; (iii)

upon a Super Majority vote of the Members; or (iv) upon the Termination of a Member as provided in Section 5, unless the requisite Members elect to continue the Company in accordance with the terms thereof.

(B)     Liquidation. Upon the dissolution of the Company, the Managing Member shall proceed to liquidate and wind up the Company. Subject to the unanimous consent of the Members, all assets of the Company shall be sold at public or private sale, and on approved terms and conditions; provided that if the Members are unable to reach unanimous agreement within 30 days after dissolution (unless extended by their unanimous consent), all assets of the Company shall be sold by public auction after at least 30 days’ prior written notice to all of the Members.

13.     Power of Attorney. Each Member hereby irrevocably constitutes and appoints the Managing Member, with full power of substitution as his true and lawful attorney in his name, place and stead to make, execute, acknowledge, file or record any and all documents necessary or appropriate to duly organize, qualify or maintain the Company as a limited liability company under the laws of Ohio or any other applicable jurisdiction, or to record the termination and dissolution thereof, or to consummate the sale or transfer of any interest in accordance with the terms hereof or amendment hereto arising therefrom. It is expressly intended by each of the Members that the power of attorney granted hereunder is coupled with an interest, and it is agreed that said power of attorney shall survive the delivery of an assignment by said Member of the whole or any portion of his interest, provided that the foregoing power of attorney of the assignor Member shall survive the delivery of such assignment solely for the purpose of enabling the Members to execute, sign, acknowledge and file any and all instruments necessary to effect the substitution of the assignee as a Member.

14.     Liability of Officers, Managers and Members .

(A)     Limitation on Liability. No Manager or Member (or agent, employee, officer, director or affiliate thereof) shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any loss, damage, liability or expense incurred by the Company or Member by reason of any act, alleged act or omission of such Manager or Member (or agent, employee, officer, director or affiliate thereof) which was performed in good faith on behalf of the Company in a manner reasonably believed by it to be within the scope of the authority granted to it hereunder or by law, and in, or not opposed to, the best interests of the Company, provided that such Manager or Member (or agent, employee, officer, director or affiliate thereof) is not guilty of gross negligence or willful misconduct. Except as otherwise provided in the preceding sentence, notwithstanding anything contained herein, no Member (or agent, employee, officer, director or affiliate thereof) shall be liable under a judgment, decree, or order of a court, or in any other manner, for the debts or any other obligations or liabilities of the Company, nor shall any Member be required to make any capital contribution or loan to the Company after the date hereof except as set forth in section 2(A) above, nor shall any Member be required to restore a deficit balance in its capital accounts or, after its capital contributions set forth in section 2(A) have been made, to make any additional contributions, assessments, or payments to the Company.

(B)     Indemnification . The Company hereby agrees to indemnify and hold harmless each Manager and Member (or agent, employee, officer, director or affiliate thereof) from and against any claim, demand, loss, damage, liability or expense by reason of any act, alleged act or omission performed or omitted by any such party in good faith on behalf of the Company in a manner reasonably believed it to be within the scope of the authority conferred by this Agreement or by law and in, or not opposed to, the best interests of the Company, so long as such party is not guilty of gross negligence or willful misconduct.

15.     Public Announcements. No Member, nor any of their respective affiliates or representatives, shall issue any press release or public statement concerning this Agreement, the formation or existence of the Company or the transactions contemplated hereby without obtaining the prior written or verbal approval of the other Members, unless such disclosure is required by applicable law or regulation or by an order from a court of competent jurisdiction; provided, however, that the Member intending to make such release shall give the other Members prior notice and shall use its best efforts consistent with such applicable law, regulation or order to consult with the other parties with respect to the text of any such release of information.

16.     Counterparts . This Agreement may be executed in counterparts which taken together shall constitute one instrument, notwithstanding the fact that all parties have not executed this Agreement on the same date or that all signatures do not appear on the same copy.

17.     Notices. All notices, offers, acceptances, waivers and other communication under this Agreement shall be in writing and shall be sufficiently given when received and receipted for through certified mail, return receipt requested, or when personally delivered. Except as otherwise provided in this Agreement, time shall be counted to or from the date of personal receipt or the date certified delivery is indicated as having been made.

18.     Captions. Captions are included for convenient reference only and shall not affect the interpretation of any provision of this Agreement.

19.     Severability. The invalidity, illegality, or unenforceability of any provision of this Agreement shall not affect or impair the validity, legality, and enforceability of the other provisions hereof and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

20.     Waiver. Neither any course of conduct nor any delay by any of the parties hereto in exercising any rights hereunder shall waive any rights of such party under this Agreement.

21.     Modifications. This Agreement may be amended only upon the unanimous consent of the Members; provided that the Managing Member is hereby authorized to amend this Agreement to reflect any transfers of Units upon any such transfer.

22.     Choice of Law . This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio, and in particular by ORC Section 1705.01 et seq., and shall be entered in the record of minutes of the proceedings of the members of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

Witnessed By:		B-New, LLC

		By:	/s/ Jonathan Hall

		Title:	Principal

TechCom Group, LLC

		By:	/s/ Jonathan Scot Anfinsen

		Title:	President

Buhler, Inc.

		By:	/s/ Beat Haeni

		Title:	Head Corporate Development – Buhler Group

		By:	/s/ Achim Klotz

	`	Title:	President-Buhler, Inc.

Dakota Growers Pasta Company, Inc.

		By:	/s/ Timothy J. Dodd

		Title:	President, Chief Executive Officer

EXHIBIT A

Date: Effective May 1, 2005

Member	No. of Units
B-New, LLC	15.12
TechCom Group, LLC	17.56
Buhler, Inc.	27.00
Dakota Growers Pasta Company, Inc.	52.32

EXHIBIT B

Members and Ownership of Shares

Member	Address	Capital Contribution	Shares	Percentage Interest
Dakota Growers Pasta Company, Inc.	One Pasta Avenue Carrington, ND 58421	$5,461,750	112	100%